Exhibit 99.1

1808 Swift Drive
Oak Brook, Illinois 60523-1501
Phone: 630.586.8000
Fax: 630.586.8010
www.CenterPoint-Prop.com

AT THE COMPANY:
John S. Gates, Jr.	Paige H. Gilchrist
Co-Chairman and CEO	Vice President, External Affairs
(630) 586-8101

For Immediate Release

Wednesday, September 22, 2004

CENTERPOINT VENTURE TO BE EXTENDED AND EXPANDED
Revolving Fund Expected to Significantly Expand Activity

Oak Brook, Illinois, September 22, 2004 - CenterPoint Properties Trust (NYSE: CNT) announced today that it has agreed to a five-year extension and expansion of CenterPoint Venture LLC, a co-investment entity originally formed in January 2000 between the CenterPoint’s taxable subsidiary and CalEast Industrial Investors, LLC (a real estate operating company owned by The State of California Public Employees’ Retirement System and LaSalle Investment Management, Inc.).

CenterPoint Venture’s revolving fund includes expanded equity commitments of $200 million by CalEast and $67 million by CenterPoint.  Concurrently, the venture expects to renew its line of credit and expand its capacity to $150 million.  The reformulated venture expects to undertake up to double its historical activity.

CenterPoint Venture will continue to invest in ‘institutional quality’ opportunities routinely passed over by the Company due to its more value-added investment focus.  The venture improves, packages and then sells these assets to more fixed-income oriented investors.  The renegotiated venture also expects to engage in more build-to-suit development than it has in the past and turn its investments more rapidly.

 “CalEast has proved itself a terrific partner over the last four years.  Our venture will continue to operate with a similar structure and governance, but the renegotiated terms are in line with today’s improved market for institutional equity,” stated Paul Fisher, Chief Financial Officer.

“We are delighted to renew our CalEast relationship.  It very much complements CenterPoint’s ‘self-funding’ business model and franchise.  The venture has not only been successful in providing attractive capital, but in CalEast we have found a partner with whom we can efficiently transact other acquisition and disposition business.  Over the last four and a half years, about half the $600 million in activity between CenterPoint and CalEast has been transactions outside the venture.”

Russ Blackwell, Chief Executive Officer of CalEast commented, “CenterPoint Venture greatly enhances the goals and strategies of CalEast.   We are thrilled to grow our relationship with CenterPoint and look forward to continuing success with this creative and entrepreneurial franchise.”

The $150 million credit facility syndication is co-led by JP Morgan Securities Inc. and Banc of America Securities LLC.  Other banks participating in the facility are Allied Irish Banks, p.l.c., PNC Bank, N.A., U.S. Bank National Association, Wells Fargo Bank, N.A., Bank Hapoalim B.M., SunTrust Bank, Comerica Bank and The Northern Trust Company.

The CenterPoint Venture extension agreement is subject to the closing of the $150 million line of credit, which is expected shortly.

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CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.3-billion-square-foot Chicago regional market.  It owns and operates approximately 38 million square feet and the Company and its affiliates own or control an additional 3,185 acres of land upon which approximately 48 million square feet could be developed.  The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $2.7 billion as of June 30, 2004.

Statements in this release which are not historical may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K and 10-Qs.

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